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Exhibit 99.1

Summary

[References to EBITDA refer to EBITDA as defined in footnote (2) to our summary financial data [below]. References to LTM Segment EBITDA refer to EBITDA, as defined, excluding unallocated corporate selling, general and administrative expenses of $24.8 million.]

Our company

We are a leading worldwide provider of services, systems and products to both the lottery and pari-mutuel wagering industries based on revenues. We believe we offer our customers the widest array of some of the most technologically advanced products and services in each of these industries. We also believe that we are the world's only fully integrated lottery service provider, offering lottery authorities online lottery systems, instant tickets and related facilities management, or cooperative services programs, which effectively enable such authorities to outsource all of their instant ticket lottery operations to us. We operate in four business segments: Lottery Group, Pari-mutuel Group, Venue Management Group and Telecommunications Products Group.

For the LTM period, we generated revenues of $719.7 million and EBITDA of $205.0 million.

Lottery Group (71% of LTM revenue and 76% of LTM Segment EBITDA)

Our instant ticket and related services business is the industry leader in the United States, with a current market share of 70%. Our instant ticket customers include 28 of the 40 U.S. states, including the District of Columbia, that currently sell instant lottery tickets, and we have sold instant tickets and related services to lotteries in over 50 other countries. In addition to ticket design and manufacturing, we provide lotteries with related value-added services through our cooperative services program, including game design, sales and marketing support, inventory management and warehousing and fulfillment services. We also provide lotteries with over 80 licensed brand products, including NASCAR®, Mandalay Bay®, National Basketball Association®, Harley-Davidson®, Wheel-of-Fortune®, Hasbro®, Corvette® and The World Series of Poker®. We believe that our innovative products will allow lotteries to increase retail sales of instant tickets. Our instant ticket contracts typically have an initial term of three years and frequently include multiple renewal options, which our customers have generally exercised for additional periods ranging from one to five years. We typically sell our instant tickets for a per unit price or are paid a fee equal to a percentage of the retail value of the instant tickets sold. Instant tickets and related services accounted for approximately 49% of the revenue of our Lottery Group for the LTM period.

Our lottery systems business primarily provides sophisticated, customized computer software, equipment, and data communication services to lottery authorities for online and instant ticket games. In the United States, we typically provide the necessary equipment, software and maintenance services pursuant to long-term contracts that typically have a minimum initial term of five years, under which we are generally paid a fee equal to a percentage of all dollars wagered on lottery tickets. Our U.S. systems contracts typically contain multiple renewal options that generally have been exercised by our customers. Internationally, we typically sell terminals and systems to lottery authorities and provide ongoing fee-based support under long-term contracts. We have contracts to operate online lottery systems for 16 of the 43 U.S. jurisdictions that currently operate online lotteries and we believe we are the second largest online lottery provider in Europe.

Pari-mutuel Group (12% of LTM revenue and 14% of LTM Segment EBITDA)

We are a leading worldwide provider of computerized wagering systems to the pari-mutuel wagering industry. We provide our systems and services to horse and greyhound racetracks, off-track betting ("OTB") facilities, casinos, jai alai frontons, telephone and Internet account wagering operators and other establishments where pari-mutuel wagering is permitted. In addition, we are a leading provider of ancillary services to the industry, such as race simulcasting and telecommunications services and telephone and Internet account wagering.

For the LTM period, we believe our systems processed more than 50% of the estimated $20 billion in pari-mutuel wagering conducted on racing in North America. In our North American pari-mutuel business, we enter into service contracts, typically with an initial term of five years, pursuant to which we are paid a percentage of all wagers processed by our wagering systems, and we receive additional fees for our ancillary services, on either a per event or a monthly subscription basis. In most international markets, we sell our pari-mutuel wagering systems and terminals to pari-mutuel operators.

Venue Management Group (9% of LTM revenue and 6% of LTM Segment EBITDA)

We have the right to operate in perpetuity substantially all off-track pari-mutuel wagering in Connecticut, subject to our compliance with certain licensing requirements. Our Connecticut operations consist of 12 OTB facilities, including video simulcasting at two teletheaters and four other branches, and telephone account wagering for customers in 27 states. We also provide facilities management services to the Mohegan Sun Casino racebook in Connecticut. Our weighted average commission, based on Handle, for our Connecticut OTB operations is approximately 21%.

We have the right to operate all on-track and off-track pari-mutuel wagering in the Netherlands under a license granted by the Dutch Ministry of Agriculture which extends through June 2005. We also received additional license approvals to allow us to modernize and expand pari-mutuel wagering in the Netherlands. These approvals allow us to open up to 20 teletheaters, increase the number of OTBs, expand into arcade shops, implement interactive account wagering, and expand national and international simulcasting of racing, including commingling with the V75 pools in Sweden. We currently conduct operations in 34 OTB locations and four tracks throughout the Netherlands. Our weighted average commission, based on Handle, for our Dutch operations is approximately 32%.

Telecommunications Products Group (8% of LTM revenue and 4% of LTM Segment EBITDA)

We are a leading manufacturer of prepaid phone cards in the world, which entitle cellular phone users to a defined value of airtime. Prepaid phone cards offer consumers worldwide a cost-effective way to purchase cellular airtime, without requiring phone companies to extend credit or consumers to commit to contracts.

Prepaid phone cards utilize the secure process employed by Scientific Games in the production of instant lottery tickets. This helps to ensure complete integrity and reliability of the product, thus providing consumers in more than 50 countries with access to cellular phone service. We manufacture approximately 23% of the prepaid cellular phone cards for the fragmented European market and we believe we are the largest supplier of paper-based prepaid phone cards in the world.

Competitive strengths

Our competitive strengths include:

  •
  Leading market positions.    We are a leading worldwide provider of services, systems, and products to the lottery industry. We currently have a 70% share of the U.S. instant lottery ticket market with contracts with 28 of the 40 U.S. states, including the District of Columbia, that currently sell instant lottery tickets. We also have contracts to operate online lotteries for 16 of the 43 U.S. jurisdictions that currently operate online lotteries and we believe that we are the second largest online lottery provider in Europe. We are also the leading supplier of pari-mutuel wagering systems worldwide and processed more than 50% of the estimated $20 billion of Handle in North America during 2004. In addition, we manufacture approximately 23% of the prepaid cellular phone cards for the fragmented European market and are the largest supplier of paper-based prepaid phone cards in the world. We attribute our leadership position in each of these businesses primarily to our technological expertise, well-established customer relationships, high levels of customer service, low-cost manufacturing capabilities and ability to offer a broad array of products and value added-services.

  •
  Substantial recurring revenue.    We typically provide our pari-mutuel, lottery and venue management services pursuant to long-term contracts. U.S. instant ticket lottery contracts typically have an initial term of three years and frequently include multiple renewal options, which our customers have generally exercised for additional periods ranging from one to five years. We have experienced a nearly perfect success rate on our re-bidding efforts for existing contracts following the expiration of the initial term and all renewal options. Our U.S. online lottery contracts typically have a minimum initial term of five years, with additional renewal options. We own our Connecticut OTB licenses and operations in perpetuity, subject to our compliance with certain licensing requirements, and our contract to operate OTBs in the Netherlands extends through June 2005 with the opportunity to extend further based on mutual approval. For the LTM period, we believe that 79% of our revenues were recurring in nature.

  •
  Significant barriers to entry.    We believe our long-term contracts provide us with significant barriers to entry. For our U.S. lottery contracts, we are the exclusive provider of online lottery systems to that particular state and typically the primary supplier of instant tickets to that state. On a typical U.S. online lottery contract, we supply the equipment, software and maintenance on our proprietary systems which creates switching costs. In our instant ticket business, we have invested heavily in security technologies and branding initiatives which have allowed us to maintain our sizable market share. In addition, in states where we provide cooperative services, we have been successful in increasing revenues and reducing costs for the states, thereby strengthening our customer relationships. In our Pari-mutuel Group, we have invested over $150 million since 1993 to develop, build and install state-of-the art pari-mutuel wagering and communications networks and simulcasting systems throughout North America and internationally. We believe a new competitor seeking to provide substitute services to an individual customer would incur significant expenditures for the necessary systems and terminals, and would need a substantial base of existing customers over which to spread processing costs in order to provide such services on a cost-effective basis.

  •
  Scope of product and service offerings.    We believe that we offer our customers the broadest array of lottery and pari-mutuel capabilities. We believe that we are the world's only fully integrated lottery service provider, offering instant tickets, lottery systems and a cooperative services program. We offer both traditional instant tickets and licensed branded products, as well as online systems and secure instant ticket validation systems and terminals, both in the U.S. and internationally. We also offer our value-added cooperative services program which allows lottery authorities to outsource many of the game design, sales, marketing, training, fulfillment and inventory management aspects of their lottery operations. Our Pari-mutuel Group provides, installs and maintains the necessary pari-mutuel wagering systems and equipment for our North American customers and for some of our international customers. For most of our international customers, we sell our pari-mutuel wagering systems and terminals to pari-mutuel operators. We also provide race simulcasting and telecommunications, which include broadcasting live racing events from over 60 racetracks and jai alai frontons to more than 150 racetracks and almost

    1,300 OTBs throughout North America. Similar simulcasting services are provided in the Netherlands and Germany. We are also a provider of telephone and Internet account wagering systems.

  •
  Superior technology.    We believe that we are a technology leader in our lottery and pari-mutuel businesses, contributing to our leadership positions in the markets we serve. The increased application of computer-based and communications technologies to the manufacturing and service of instant tickets continues to separate the printing of instant lottery tickets from conventional forms of printing. We are generally recognized within the lottery business as a leader in applying these technologies to the manufacture and sale of instant tickets. In order to maintain our position as a leading innovator within the lottery business, we intend to continue to explore and develop new technologies and their applications to instant lottery tickets and systems.

    In our Pari-mutuel Group, we believe that we are a technological leader in computerized wagering systems and related equipment. Our networks link multiple racetracks, OTBs, and regional networks of racetracks and OTBs to one another via dedicated, secure, high-speed communications channels, enabling operators to capitalize on the growth of the off-track wagering market in a more cost-effective manner. Additionally, when linked to our other regional and national pari-mutuel wagering networks, these networks provide our customers with access to new markets and revenue sources by increasing the number and variety of wagering opportunities that customers can offer to their patrons.

Business strategies

Our strategies include:

  •
  Expand market share.    We are pursuing new opportunities in our existing businesses. Within the next 12 months, four of our competitors' contracts in the domestic instant ticket market will expire, including a sizable contract in California, and one new instant ticket lottery contract, in Oklahoma, will be subject to a competitive bidding process. We believe our technological expertise in the instant ticket market combined with our ability to provide revenue enhancing cooperative services and licensed brand products will enhance our likelihood of success. With the acquisition of IGT OnLine Entertainment Systems, Inc. ("OES") in 2003, we significantly expanded our presence in the online lottery market both domestically and abroad, and we believe we have developed the necessary scale to compete for new contracts worldwide. Over the next 12 months, three of our competitors' contracts in the domestic online lottery market and one new online lottery contract in Oklahoma will be available through a competitive bidding process. We believe our leadership position in the instant ticket lottery business positions us to leverage our long-term customer relationships with state lottery authorities to emphasize the one-stop shopping opportunities we can offer to lottery customers. We intend to bid competitively for new contracts that we believe will achieve certain targets for return on investment.

  •
  Develop new products in existing businesses.    We believe innovative products, such as multiplay electronic instant tickets, and new distribution initiatives, such as instant ticket vending machines, which are integrated with retailers' sales and inventory systems, will drive growth by attracting new lottery customers at different price points and from non-traditional venues. We intend to exploit the opportunities of our existing licensed brand products within the lottery market and intend to add new brands to our portfolio. Development of new proprietary playing propositions in the online lottery market, such as Match 6 and Powerball's multiplier play, will increase our customers' lottery sales and our revenues. Some of these proprietary products have the potential to generate revenues from lotteries which are currently not our customers. Through the acquisition of OES, we acquired an operational video gaming machine control system and intend to pursue opportunities to expand this portion of our business. We believe there may be opportunities to expand revenues in the pari-mutuel market through the introduction of telephone and Internet account wagering systems and alternative wagering propositions.

  •
  Increase sales in new markets.    We believe that growth opportunities for our lottery and pari-mutuel businesses exist in international markets. Europe, in particular, is a target market due to limited instant ticket market penetration and relatively low per capita instant ticket sales. For example, in 2003, Italy had instant ticket sales of $274 million as compared to online ticket sales of $9.3 billion. In 2004, we signed a new cooperative services contract in Italy and believe that we can generate approximately $100 million in revenue from this contract over its six-year life. Our pending acquisition of Printpool Honsel, the primary instant ticket provider for all 16 German states, will provide us with a platform to introduce innovative products and services to expand the approximately $350 million German instant ticket market. We are also currently pursuing opportunities in Spain, Greece, Turkey, Hungary and the Czech Republic. In Asia, online lotteries are continuing to grow and we are seeking to use our domestic and international experience to competitively bid for contracts in China and South Korea.

  In our venue management business, we believe our experience at operating successful OTB networks, together with our expertise in pari-mutuel technology and related services, gives us a competitive advantage as we pursue the rights to operate other state-run or private OTB networks and similar venues. We are pursuing opportunities to provide venue management services to Native American venues, in a manner similar to the services we perform for the Mohegan Sun Casino in Connecticut, as well as other casinos and cruise ships.

  •
  Continued margin improvement through operating leverage and re-engineering.    We believe that the high fixed-cost nature of our online operations provides an opportunity for significant earnings growth. We are developing new online lottery games that we believe will generate incremental sales revenues. These incremental sales require negligible additional materials or support, so a large portion of the revenue we derive as a percentage of these ticket sales becomes gross profit. We are investing in new instant ticket production equipment to respond to market preferences for smaller, more numerous, instant ticket games. This new printing press is designed to be more cost-effective in the production of games with up to 5 million tickets, thereby both reducing our per ticket production costs and freeing up capacity on our other presses for the more traditional average game size of 10 million tickets. In our telecommunications segment, we are expanding our printing operations at our facility in Chile to take advantage of lower labor costs in the labor-intensive packaging area of prepaid phone card production. In our Pari-mutuel Group, we continue to centralize our totalizator wagering systems, where permitted, thereby reducing the number of systems that we operate and lowering our operating costs. We continually reevaluate our cost structure to improve our operating margins.

  •
  Make buttressing acquisitions.    We intend to continue to pursue strategic acquisitions to expand our product offerings. For example, our acquisitions of MDI Entertainment, Inc. and OES in 2003 provided us with innovative products and intellectual property, which we have been marketing to various segments of the domestic and international lottery business. Our pending acquisition of Printpool Honsel in Germany will position us to enter into and increase retail sales in the German instant ticket market. We have successfully integrated previous acquisitions, most notably the merger of Autotote Corporation and Scientific Games in 2000, and we believe that our management team has the expertise to identify and integrate future growth opportunities.

Summary financial data

The following tables set forth our summary historical financial data as of and for the periods indicated. The summary financial data for the years ended December 31, 2001, 2002 and 2003 and the balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from and should be read in conjunction with our audited consolidated financial statements, the notes thereto and the related "Management's discussion and analysis of financial condition and results of operations" sections included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which report is included in this offering memorandum as Annex A. The summary historical financial data for the nine months ended September 30, 2003 and 2004 and the balance sheet data, as of September 30, 2003 and 2004 have been derived from, and should be read in conjunction with our unaudited consolidated condensed financial statements, the notes thereto and the related "Management's discussion and analysis of financial condition and results of operations" section included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which report is included in this offering memorandum as Annex C.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
(in thousands)	2001	2002	2003	2003	2004	2004(3)

Statement of operations data:
Operating revenues:
Services	$364,567	$382,818	$452,564	$325,747	$441,839	$568,656
Sales	75,674	72,435	108,347	58,383	101,047	151,011

Total revenues	$440,241	$455,253	$560,911	$384,130	$542,886	$719,667

Cost of service	$231,285	$221,038	$247,730	$177,688	$237,568	$307,610
Cost of sales	47,158	47,412	76,082	40,167	69,861	105,776
Amortization of service contract software	4,366	4,930	5,312	3,936	3,584	4,960
Selling, general and administrative expenses	56,695	63,132	80,074	56,452	77,620	101,242
Depreciation and amortization	49,132	37,905	42,373	29,494	42,094	54,973

Operating income	$51,605	$80,836	$109,340	$76,393	$112,159	$145,106
Net income (loss) before preferred stock dividends	$(4,862)	$39,732	$52,147	$37,128	$61,390	$76,409

Net income (loss) available to common stockholders(1)	$(11,913)	$32,248	$44,486	$31,444	$56,669	$69,711

Basic net income (loss) available to common stockholders per share	$(0.30)	$0.64	$0.74	$0.53	$0.83	$1.03

Diluted net income (loss) available to common stockholders per share	$(0.30)	$0.50	$0.59	$0.43	$0.68	$0.84

Balance sheet data:
Cash and cash equivalents	$12,649	$34,929	$79,373	$37,625	$96,629	$96,629
Total assets	585,796	636,789	962,989	706,080	999,091	999,091
Total long-term debt (including current installments) and capital leases	439,735	360,529	532,163	356,429	530,631	530,631
Total stockholders' equity	20,240	168,770	237,152	207,491	303,319	303,319
Other financial data:
EBITDA(2)	$105,103	$123,671	$157,025	$109,823	$157,837	$205,039
Capital expenditures	46,493	31,017	35,608	22,581	52,019	65,046
Depreciation and amortization	53,498	42,835	47,685	33,430	45,678	59,933

	As of September 30, 2004
(in thousands, except ratios)	As Adjusted for offering(4)		As Adjusted for all Transactions(5)
As adjusted data:
Senior secured debt	$248,297		$159,105
Total net debt(6)	$442,252		$487,476
Cash Interest expense	$23,622		$20,653
EBITDA/Cash interest expense(2)	8.7	x	9.9	x
Senior secured debt/EBITDA(2)	1.2	x	0.8	x
Total net debt/EBITDA(2)	2.2	x	2.4	x

(1)
After dividends on convertible preferred stock.

(2)
"EBITDA", as included herein, represents operating income plus depreciation and amortization expenses, excluding gains or losses on sales of businesses. EBITDA is included in this offering memorandum as it is a basis upon which we assess our financial performance, and we believe it provides useful information regarding our ability to service our debt. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity. EBITDA as defined in this offering memorandum may differ from similarly titled measures presented by other companies.

The
following table reconciles net income before preferred stock dividends to EBITDA:

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
(in thousands)	2001	2002	2003	2003	2004	2004

Net (loss) income before preferred stock dividends	$(4,862)	$39,732	$52,147	$37,128	$61,390	$76,409
Add: Early extinguishment of debt	—	22,501	293	—	—	293
Add: Income tax expense (benefit)	6,067	(26,875)	29,319	20,921	27,969	36,367
Add: Depreciation and amortization expense	53,498	42,835	47,685	33,430	45,678	59,933
Add: Interest expense	50,363	44,842	26,397	18,575	22,889	30,711
Add: Other (income) expense	37	636	1,184	(231)	(89)	1,326

EBITDA	$105,103	$123,671	$157,025	$109,823	$157,837	$205,039
(3)
The financial data for the twelve months ended September 30, 2004 were derived by adding our financial data for the year ended December 31, 2003 to our financial data for the nine months ended September 30, 2004 and subtracting our financial data for the nine months ended September 30, 2003. Our results for the twelve months ended September 30, 2004 include financial data for OES from November 6, 2003, its date of acquisition.

(4)
The as adjusted data give effect to this offering and the use of proceeds therefrom to repay a portion of the existing senior credit facility, as if they had occurred on October 1, 2003 for income statement purposes and on September 30, 2004 for balance sheet purposes, as set forth in "Use of proceeds".

(5)
The as adjusted data give effect to the Transactions and the use of proceeds therefrom to repay all of the existing senior credit facility and all of the Old Notes, as if they had occured on October 1, 2003 for income statement purposes and on September 30, 2004 for balance sheet purposes, as set forth in "Use of proceeds".

(6)
Total net debt is total debt less cash and cash equivalents.

Risk factors relating to our business

We operate in highly competitive industries and our success depends on our ability to effectively compete with numerous domestic and foreign lottery and pari-mutuel businesses.

The instant ticket and online lottery businesses are highly competitive. We face competition from a number of domestic and foreign instant ticket manufacturers, online lottery system providers and other competitors, some of which have substantially greater financial resources than we do. We continue to operate in a period of intense price-based competition. The award of contracts by state officials is influenced by factors including price, the ability to optimize lottery revenues through game design, technical capability, marketing capability and applications, the quality, dependability and upgrade capability of the network, production capacity, the security and integrity of a vendor's production operations, the experience, financial condition and reputation of a vendor and the satisfaction of other requirements and qualifications that lottery authorities may impose. Contract awards by lottery authorities are sometimes challenged by unsuccessful bidders, which can result in protracted legal proceedings that can result in delayed implementation or cancellation of the award. Any future success of our lottery business will also depend, in part, on the success of the lottery industry in attracting and retaining players in the face of increased competition for these players' entertainment dollars, as well as our own success in developing innovative products and systems to achieve this goal. Our failure to achieve this goal could reduce revenues from our lottery operations.

The market for pari-mutuel wagering services is also highly competitive, and certain of our competitors may have substantially greater financial and other resources than we do. We compete primarily on the basis of the design, performance, reliability and pricing of our products, as well as customer service. Our pari-mutuel customers face significant competition from other operators in the pari-mutuel business, other gaming venues such as casinos and state-sponsored lotteries and other forms of legal and illegal gaming. The continuing popularity of horse racing is important to the growth and operating results of our pari-mutuel business. Competition from sporting events and other forms of entertainment, and casinos, sports wagering services and other non-racetrack gaming operators, may reduce the attendance and amounts wagered at our customers' horse racing events, which could reduce our revenues.

While we have exclusive licenses for our OTB operations in Connecticut and the Netherlands, our revenues may be adversely affected by competition for the consumer's wagering and entertainment dollar. Our venue management business competes with other pari-mutuel operations as well as other forms of gaming and other entertainment. Competition for wagers comes from casinos, racetracks, lotteries and other forms of legal and illegal gambling. Other gaming competitors operate in our licensed markets and in surrounding areas and compete for our customers, and additional competitors could be licensed, or existing regulations could be changed, so as to divert wagering activity from our OTB operations.

The market for prepaid phone cards is highly fragmented. Competition comes from other instant lottery ticket printers utilizing similar lottery security and printing technologies, as well as alternative printing and non-printing technologies. Our telecommunications products operations compete with other printing companies on the basis of price, availability, product features and product security. There is competition within our class of products and other technologies to provide the desired functionality. There are alternative technologies, such as smart cards, with which our products compete. Moreover, the cellular telephone industry is undergoing significant growth and rapid technology changes such that other technologies, including electronic commerce, could impact our growth opportunities and our customer relationships. Further, increasing price competition in the prepaid phone card business may continue to negatively affect our operating margins.

Our business is subject to evolving technology.

The markets for all of our products and services are affected by changing technology, new legislation and evolving industry standards. Our ability to anticipate or respond to such changes and to develop and introduce new and enhanced products and services on a timely basis will be a significant factor in our ability to expand, remain competitive, attract new customers and retain existing contracts.

We can give you no assurance that we will achieve the necessary technological advances, have the financial resources, introduce new products or services on a timely basis or otherwise have the ability to compete effectively in these markets.

We are heavily dependent on our ability to renew our long-term contracts with our customers in the lottery and pari-mutuel businesses, and we could lose substantial revenue if we are unable to renew certain of our contracts.

Generally, our lottery contracts are for initial terms of one to seven years, with optional renewal periods. Upon the expiration of a lottery contract, including any extensions thereof, lottery authorities may award new contracts through a competitive bidding process. Contracts representing a substantial majority of our annual revenues from lottery contracts are scheduled to expire or reach optional extension dates during the next three years, including the online contract with the State of Florida scheduled to terminate in January 2005.

Our lottery contracts typically permit a lottery authority to terminate the contract at any time for material failure to perform, other specified reasons and in many cases, for no reason at all, without penalty. In addition, lottery contracts to which we are a party frequently contain exacting implementation schedules and performance requirements. Failure to meet these schedules and requirements may result in substantial monetary liquidated damages, as well as possible contract termination. We are also required by certain of our lottery customers to provide surety, or performance, bonds. We cannot assure you that we will continue to be able to obtain performance bonds on commercially reasonable terms or at all. Our inability to provide such bonds would materially and adversely affect our ability to renew existing, or obtain new, lottery contracts.

Our contracts for the provision of pari-mutuel wagering services are typically for initial terms of five years. Contracts accounting for a majority of our current annual pari-mutuel revenues are scheduled to expire during the next three years.

There can be no assurance that our current lottery or pari-mutuel contracts will be extended or that we will be awarded new lottery or pari-mutuel contracts as a result of competitive bidding processes in the future. The termination, expiration or failure to renew one or more of our contracts could cause us to lose substantial revenue.

Our ability to bid on new online lottery and pari-mutuel contracts is dependent upon our ability to fund required up-front capital expenditures through our cash from operations or through financings.

Our online lottery and pari-mutuel contracts generally require significant up-front capital expenditures for terminal assembly, software customization and implementation, systems and equipment installation and telecommunications configuration. Historically we have funded these up-front costs through cash flows generated from operations, available cash on hand and borrowings under our credit facilities. Our ability to continue to procure new contracts will depend on, among other things, our then present liquidity levels or our ability to obtain additional financing at commercially acceptable terms to finance the initial up-front costs. If we do not have adequate liquidity or are unable to obtain financing for these up-front costs on favorable terms or at all, we may not be able to bid on certain contracts, which could restrict our ability to grow and have a material adverse effect on our future profitability.

Our business depends on the protection of our intellectual property and proprietary information.

We believe that our success depends, in part, on protecting our intellectual property in the United States and in foreign countries. Our intellectual property includes certain patents and trademarks relating to our instant ticket games and wagering systems, as well as proprietary or confidential information that is not subject to patent or similar protection. Our intellectual property protects the integrity of our games, systems, products and services, which is a core value of the industries in which we operate. For example, our intellectual property is designed to ensure the security of the printing of our instant lottery tickets and prepaid phone cards and provides simple and secure validation of our lottery tickets. Competitors may independently develop similar or superior products, software, systems or business models. In cases where our intellectual property is not protected by an enforceable patent, such independent development may result in a significant diminution in the value of our intellectual property.

We cannot assure you that we will be able to protect our intellectual property. We enter into confidentiality or license agreements with our employees, vendors, consultants, and, to the extent legally permissible, our customers, and generally control access to, and the distribution of, our game designs, systems and other software documentation and other proprietary information, as well as the designs, systems and other software documentation and other information we license from others. Despite our efforts to protect these proprietary rights, unauthorized parties may try to copy our gaming products, business models or systems, use certain of our confidential information to develop competing products, or develop independently or otherwise obtain and use our gaming products or technology, any of which could have a material adverse effect on our business. Policing unauthorized use of our technology is difficult and expensive, particularly because of the global nature of our operations. The laws of other countries may not adequately protect our intellectual property.

We cannot assure you that our business activities, games, products and systems will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. Any such claim and any resulting litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our proprietary rights, distract management, and/or require us to enter into costly and burdensome royalty and licensing agreements. Such royalty and licensing agreements, if required, may not be available on terms acceptable to us, or may not be available at all. In the future, we may also need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources. See Annex A, "Item 3. Legal Proceedings" for a discussion of litigation matters relating to our business, including intellectual property.

We rely on products and technologies that we license from third parties. We cannot assure you that these third-party licenses, or the support for such licenses, will continue to be available to us on commercially reasonable terms.

Our business competes on the basis of the security of our systems and products.

We believe that our success depends, in part, on providing secure products and systems to our vendors and customers. Attempts to penetrate security measures may come from various combinations of customers, retailers, vendors, employees and others. We constantly assess the adequacy of our security systems to protect against any material loss to any of our customers.

In our lottery business, we employ numerous security safeguards, including bar coding and providing additional layers of protection in our instant tickets. We also incorporate this security technology in our prepaid phone cards. We have effected security measures in the areas of ticket specifications, production, packaging, delivery, distribution and accounting. We also incorporate computer function safeguards, including secure ticket data, control number encryption, winner file data, and ticket stock control, in our data processing and in the computer operations phase. In addition, we also retain a major public accounting firm to perform agreed upon security procedures for each game produced before it is sent to the customer.

As the incidence and severity of publicly reported cases of physical and computer crime continue, major lotteries periodically reassess key security questions concerning the vulnerability of lottery games. Although we have not uncovered any practical, economically feasible way to breach the security of our instant tickets or online lottery games that could result in a material loss to any of our customers, we cannot assure you that security breaches will not occur.

In our pari-mutuel business, our wholly owned pari-mutuel wagering subsidiary, Autotote Systems, Inc., experienced a breach of security by an employee who altered betting data on previously placed wagering tickets—the $3 million "winning" wager on the races constituting the Pick Six at the Breeders' Cup at Arlington Park in Illinois on October 26, 2002, as well as two other multiple-race wagers from earlier in the month. The employee also engaged in a scheme whereby he used his authorized access to duplicate uncashed winning tickets. We discovered evidence of the employee's wrongdoing during our review of the Breeders' Cup Pick Six wager and immediately terminated the employee before any financial loss to bettors occurred.

Following the Breeders' Cup incident, we and the other pari-mutuel industry totalizator companies agreed to industry-wide security improvements, including the installation of software necessary to scan all wagering pools in connection with multi-race wagers after each race of a multi-race wager. We also engaged Kroll Inc., a leading worldwide risk mitigation and security company, to conduct a separate review of our physical security, operational controls, hiring practices and internal compliance. Kroll made recommendations to further enhance our security and we have implemented those accommodations. In addition, we have begun the deployment of a new control system to operate every one of our totalizator systems. This independent system runs in parallel with our computers, records data in real time and allows for a review by a third party of all data against the live system.

Although we believe that the foregoing actions will provide sufficient security for our wagering systems, there can be no assurance that our business might not be affected by a security breach. Any such security breach could have a material adverse impact on our business.

The lottery and pari-mutuel industries are subject to strict government regulations that may limit our existing operations and have a negative impact on our ability to grow.

In the United States and many other countries, lotteries, pari-mutuel wagering and other forms of wagering must be expressly authorized by law. Once authorized, such activities are subject to extensive and evolving governmental regulation. Moreover, such gaming regulatory requirements vary from jurisdiction to jurisdiction. Therefore, we are subject to a wide range of complex gaming laws and regulations in the jurisdictions in which we are licensed. Most jurisdictions require that we be licensed, that our key personnel be found suitable or be licensed, and that our products be reviewed and approved before placement. If a license, approval or finding of suitability is required by a regulatory authority and we fail to seek or do not receive the necessary approval, license or finding of suitability, then we may be prohibited from distributing our products for use in the respective jurisdiction. Furthermore, most jurisdictions have ongoing reporting requirements for certain transactions and are concerned with our accounting practices, internal controls, business relationships, and the fair operation of our products.

The regulatory environment in any particular jurisdiction may change in the future, and any such change could have a material adverse effect on our results of operations. Moreover, we can give you no assurance that the operation of lotteries, pari-mutuel wagering facilities, video gaming industry machines, Internet gaming or other forms of lottery or waging systems will be approved by additional jurisdictions or that those jurisdictions in which these lottery and wagering activities are currently permitted will continue to permit such activities.

We are required to obtain and maintain licenses from various state and local jurisdictions in order to operate certain aspects of our pari-mutuel business and we are subject to extensive background investigations and suitability standards in our lottery business. We also will become subject to regulation in any other jurisdiction where our customers operate in the future. There can be no assurance that we will be able to obtain new licenses or renew any of our licenses, and the loss, denial or non-renewal of any of our licenses could have a material adverse effect on our business. Lottery authorities generally conduct background investigations of the winning vendor and its employees prior to and after the award of a lottery contract. Generally, regulatory authorities have broad discretion when granting, renewing or revoking these approvals and licenses. Lottery authorities with which we do business may require the removal of any of our employees deemed to be unsuitable and are generally empowered to disqualify us from receiving a lottery contract or operating a lottery system as a result of any such investigation. Our failure, or the failure of any of our key personnel, systems or machines, in obtaining or retaining a required license or approval in one jurisdiction could negatively impact our ability (or the ability of any of our key personnel, systems or gaming machines) to obtain or retain required licenses and approvals in other jurisdictions. The failure to obtain or retain a required license or approval in any jurisdiction would decrease the geographic areas where we may operate and generate revenues, decrease our share in the gaming marketplace and put us at a disadvantage compared with our competitors.

Some jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage (typically 5% or more) of our equity securities. The failure of these beneficial owners to submit to such background checks and provide required disclosure could jeopardize the award of a lottery contract to us or provide grounds for termination of an existing lottery contract. These licensing procedures and background investigation also may inhibit potential investors from becoming significant shareholders. Additional restrictions are often imposed by international jurisdictions in which we market our lottery systems on foreign corporations, such as us, seeking to do business in such jurisdictions. Similar restrictions and considerations are also applicable to our pari-mutuel business.

By holding the debentures, you may be required to be found suitable by the gaming regulatory authorities who have jurisdiction over us and our subsidiaries. Further, you may be required to dispose of your debentures or we may redeem your debentures if any gaming authority finds you unsuitable to hold them or in order to otherwise comply with gaming laws to which we are subject. In addition, by holding the debentures, you may be deemed to be a beneficial owner of the shares into which the debentures are convertible by certain of the gaming authorities even if none of the events triggering your conversion rights has occurred. As a result, you may be required to dispose of your debentures if any gaming authority finds you unsuitable to hold the underlying shares or to otherwise comply with gaming laws to which we are subject if you are deemed to be a beneficial owner of such underlying shares.

There also have been and may continue to be investigations of various types conducted by governmental authorities into possible improprieties and wrong-doing in connection with efforts to obtain and/or the awarding of lottery contracts and related matters. As such, because our reputation for integrity is an important factor in our business dealings with lottery and other governmental agencies, a governmental allegation or a finding of improper conduct on our part or attributable to us in any manner could have a material adverse effect on our business, including our ability to retain existing contracts or to obtain new or renewal contracts. In addition, any adverse publicity resulting from such an investigation could have a material adverse effect on our reputation and business.

Currently, account wagering operations, through which pari-mutuel customers place wagers by phone or via the Internet on thoroughbred, harness or greyhound racing, may be conducted only from certain jurisdictions and only through licensed wagering operators in certain jurisdictions. While we believe that the activities of our pari-mutuel businesses comply with all applicable laws, law enforcement authorities in certain jurisdictions have opposed the expansion of wagering via telephone and the Internet and state regulators have expressed concerns to us regarding such wagering by their citizens through our account wagering systems and the racetracks serviced by our pari-mutuel wagering systems. We cannot assure you that our activities or the activities of our customers will not become the subject of law enforcement proceedings or that any such proceedings would not have a material adverse impact on us or our business plans.

We have developed and implemented an internal compliance program in an effort to ensure that we comply with legal requirements imposed in connection with our wagering-related activities, as well as legal requirements generally applicable to all publicly traded corporations. The compliance program is run on a day-to-day basis with two full-time compliance officers and is overseen by the Compliance Committee authorized by our board of directors. While we are firmly committed to full compliance with all applicable laws, there can be no assurance that such steps will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of our licenses.

Gaming opponents persist in their efforts to curtail the expansion of legalized gaming, which, if successful, could limit our existing operations.

Legalized gaming is subject to opposition from gaming opponents. We can give you no assurance that this opposition will not succeed in preventing the legalization of gaming in jurisdictions where these activities are presently prohibited or prohibiting or limiting the expansion of gaming where it is currently permitted, in either case to the detriment of our business, financial condition, results and prospects.

Our ability to complete future acquisitions of gaming and related businesses successfully could limit our future growth.

Part of our corporate strategy is to continue to pursue expansion and acquisition opportunities in gaming and related businesses, such as our acquisition of OES, and we could face significant challenges in managing and integrating the expanded or combined operations including acquired assets, operations and personnel. We cannot assure you that acquisition opportunities will be available on acceptable terms or at all or that we will be able to obtain necessary financing or regulatory approvals to complete such potential acquisitions. Our ability to succeed in implementing our strategy will depend to some degree upon the ability of our management to identify, complete and successfully integrate commercially viable acquisitions. Acquisition transactions may disrupt our ongoing business and distract management from other responsibilities.

Our revenues fluctuate due to seasonal, weather and other variations and you should not rely upon our quarterly operating results as indications of future performance.

Our pari-mutuel service revenues are subject to seasonal and weather variations. The first and fourth quarters of the calendar year traditionally comprise the weakest period for our pari-mutuel wagering service revenue. As a result of inclement weather during the winter months, a number of racetracks do not operate and those that do operate often experience missed racing days. This adversely affects the amounts wagered and our corresponding service revenues. Wagering equipment sales and software license revenues usually reflect a limited number of large transactions, which may not recur on an annual basis. Consequently, revenues and operating results can vary substantially from period to period as a result of the timing of revenue recognition for major equipment sales and software license revenue. In addition, instant ticket and prepaid phone card sales may vary depending on the season and timing of contract awards, changes in customer budgets, ticket inventory levels, lottery retail sales and general economic conditions.

We are dependent on suppliers and contract manufacturers, and any failure of these parties to meet our performance and quality standards or requirements could cause us to incur additional costs or lose customers.

Our production of instant lottery tickets and prepaid phone cards, in particular, depends upon a continuous supply of raw materials, supplies, power and natural resources. Our operating results could be adversely affected by an interruption or cessation in the supply of these materials.

We simulcast live racing events by transmitting audio and/or video signals from one facility to a satellite for reception by wagering locations across the country. Our access to satellite service is provided pursuant to long-term contracts. The technical failure of the satellite through which we transmit substantially all of our racing events would require us to obtain other satellite access. We have no assurance of access to such other satellites, or, if available, whether the use of such other satellites could be obtained on favorable terms or in a timely manner. While satellite failures are infrequent, the operation of the satellite is outside of our control.

We have foreign operations, which subjects us to additional risks.

Our business in foreign markets subjects us to risks customarily associated with such operations, including:

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  foreign withholding taxes on our subsidiaries' earnings that could reduce cash flow available to meet our required debt service and our other obligations;

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  the complexity of foreign laws, regulations and markets;

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  the impact of foreign labor laws and disputes; and

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  other economic, tax and regulatory policies of local governments.

Our consolidated financial results are significantly affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than U.S. dollars and from the translation of foreign currency balance sheet accounts into U.S. dollar-denominated balance sheet accounts. We are exposed to currency exchange rate fluctuations because a significant portion of our revenues is denominated in currencies other than the U.S. dollar, particularly the British pound sterling and the euro. Exchange rate fluctuations have in the past adversely affected our operating results and cash flows and may continue to adversely affect our results of operations and cash flows and the value of our assets outside the United States.

We cannot assure you that we will be able to operate successfully in any foreign market.

Certain holders of our common stock exert significant influence over the Company and make decisions with which other stockholders may disagree.

In August 2004, the holders of our then outstanding Series A Convertible Preferred Stock were issued shares of our Class A common stock in connection with the conversion of all such preferred stock. Such holders are entitled to vote along with the other holders of our common stock on all matters on which holders of common stock are entitled to vote. In addition, such holders currently are entitled to appoint four of the ten (with nine currently in office) members of our board of directors (subject to certain waivers as to the right to elect one such director), and certain actions of the Company require the approval of such holders. (See "Description of capital stock—Preferred stock"). As a result, these holders have the ability to exert significant influence over our business and may make decisions with which other stockholders may disagree, including, among other things, to delay, discourage or prevent a change of control of the Company or a potential merger, consolidation, tender offer, takeover or other business combination.

If certain of our key personnel leave us, our business will be significantly adversely affected.

We depend on the continued performance of A. Lorne Weil, our Chairman, President and Chief Executive Officer, and the members of our senior management team. Mr. Weil has extensive experience in the lottery and pari-mutuel businesses and has contributed significantly to the growth of our business. If we lose the services of Mr. Weil or any of our other senior officers and cannot find suitable replacements for such persons in a timely manner, it could have a material adverse effect on our business.

We could incur costs in the event of violations under environmental laws.

Our operations and real properties are subject to U.S. and foreign environmental laws and regulations, including those relating to air emissions, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. We could incur costs, including cleanup costs, fines or penalties, and third-party claims as a result of violations of or liabilities under environmental laws. Some of our operations require environmental permits and controls to prevent or reduce environmental pollution, and these permits are subject to review, renewal and modification by issuing authorities. We believe that our operations are currently in substantial compliance with all environmental laws, regulations and permits and have not historically incurred material costs for noncompliance with, or liabilities under, these requirements.

Failure to perform under our lottery contracts may result in substantial monetary liquidated damages, as well as contract termination.

Our business subjects us to certain risks of litigation, including potential allegations that we have not fully performed under our contracts or that goods or services we supply are defective in some respect. Litigation is pending in Colombia arising out of the termination of certain Colombian lottery contracts in 1993. An agency of the Colombian government has asserted claims against certain parties, including our subsidiary Scientific Games International, Inc., or SGI, which owned a minority interest in the former operator of the Colombian national lottery. The claims are for, among other things, contract penalties, interest and the costs of a bond issued by a Colombian surety. SGI has been advised by Colombian counsel that it has various defenses on the merits as well as procedural defenses. Although we believe that any potential losses arising from this litigation will not result in a material adverse effect on our consolidated financial position or results of operations, we cannot predict the final outcome, and there can be no assurance that this litigation might not be finally resolved adversely to us or result in material liability. See Annex A—"Item 3. Legal Proceedings" for a discussion of litigation matters relating to our business, including the litigation described above and related proceedings.

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